Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email:audit@onestop-ca.com Website: www.onestop-ca.com

To: Multi Ways Holdings Limited

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 26, 2022, except for Notes 1 and 11, as to which the date is January 27, 2023, and Notes 3 and 13, as to which the date is March 27, 2023 in the Registration Statement on Form F-1/A, under the Securities Act of 1933 (File No. 333-269641) with respect to the consolidated balance sheets of Multi Ways Holdings Limited and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021 and the related notes.

OneStop Assurance PAC

Singapore

March 27, 2023